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FOR RELEASE MAY 2, 2001 at 7:30 AM EDT

Contact:

Palatin Technologies, Inc.:	Kureczka/Martin Associates (Media)
Carl Spana, Ph.D.	Joan Kureczka/Jesse Fisher
President and CEO	(415)821-2413
(609)520-1911	Jkureczka@aol.com
cspana@palatin.com

Stephen T. Wills, CPA, MST
Chief Financial Officer
(609)520-1911
swills@palatin.com

PALATIN TECHNOLOGIES REPORTS THIRD QUARTER 2001 RESULTS
COMPANY UPDATES PROGRESS ON PRODUCT DEVELOPMENT PROGRAMS

PRINCETON, NJ (May 2, 2001) . . . . Palatin Technologies, Inc. (AMEX: PTN) today announced financial results for its third quarter of fiscal 2001, which ended March 31, 2001. The Company reported a loss of $2,648,000 or $0.24 per share, on revenues of $102,000 for the quarter. This compares to a loss of $1,808,000 or $0.24 per share, on revenues of $1,428,00 for the same period last year. Operating expenses for the quarter were $3,013,000 compared to $3,342,000 for the same period last year. The increase in net loss for the quarter is largely due to the decrease in revenue recognized pursuant to the shared development costs for LeuTech™ and the increased development costs associated with the Company’s MIDAS and PT-141 development efforts. Total revenue for the nine months ended March 31, 2001 was $1,621,000 with operating expenses of $9,268,000, for a loss of $6,695,000 or $0.68 per share. This compares with a loss of $6,018,000 or $0.82 per share, with revenues of $4,188,000 and operating expenses of $10,472,000 for the same period last year. According to Palatin’s Chief Financial Officer, Stephen T. Wills, the net cash used in operating activities for the nine months ended March 31, 2001 totaled $4.99 million with the balance sheet reflecting cash and cash equivalents of $14.8 million as of March 31, 2001.

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Update on Product Development Programs

LeuTech™ for imaging and diagnosing infections
In September 2000, Palatin received a “Complete Review” letter from the Food and Drug Administration (FDA) relating to its Biologics License Application (BLA) for LeuTech™, the Company’s radiolabeled monoclonal antibody in development for imaging and diagnosing sites of infection. The FDA requested no further data on the clinical efficacy and safety of LeuTech™ for diagnosing appendicitis in patients with equivocal signs and symptoms. However, the agency requested certain manufacturing, quality control and process validation steps and data prior to granting its marketing approval for this product.

Carl Spana, Palatin’s president and chief executive officer stated, “The FDA’s Complete Review Letter and our internal reviews indicated that certain improvements were necessary regarding the quality control and monitoring of our manufacturing process for LeuTech™. The clinical profile relating to safety and efficacy is clean. We are facing only manufacturing issues. We have completed our review and assessment and now have commenced the implementation of a defined plan to address all of the concerns and issues raised by the FDA”.

Spana further commented, “This product addresses significant market needs and opportunities and we are working closely with Mallinckrodt (a subsidiary of Tyco Healthcare), our marketing and distribution partner, to gain marketing approval of LeuTech™ as expeditiously as possible. We do not believe the current delay and additional expenses will significantly impact the ultimate commercial potential for LeuTech”. Dr. Spana noted that concurrently with addressing the manufacturing issues cited by the FDA, the Company was continuing to study LeuTech™ in additional indications, including Phase 2 clinical trials evaluating its potential to image and diagnose osteomyelitis (bone infections).

Palatin has taken a number of steps to respond to the FDA’s manufacturing concerns and comments related to its review. These steps include:

  Senior management and other personnel changes to ensure the proper implementation and monitoring of the programs leading to approval.
  Measures to enhance the monitoring and control of the manufacturing process and quality control functions.
  Development and implementation of a plan to address and satisfy any cGMP deficiencies cited in facility inspection reports.
  System and facility upgrades at Palatin’s contract manufacturers to enhance compliance and technical production and equipment qualification issues.

Palatin anticipates completing the steps necessary for the filing of amendments to the BLA in the second half of calendar year 2002. Although the Company is attempting to address all matters set forth in the Complete Review Letter, there can be no assurance that the Company can remedy the outstanding manufacturing issues to the satisfaction of the FDA.

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PT-141 for the treatment of both male and female sexual dysfunction
PT-141, Palatin’s lead drug candidate is now in clinical development for the treatment of Erectile Dysfunction (ED). Palatin believes PT-141 has the potential to treat both male and female sexual dysfunction and that it may offer significant benefits in terms of safety and efficacy over currently marketed products. The Company initiated Phase 1 clinical safety studies in normal volunteers in February 2001. Enrollment in the Phase 1 study is complete, and Palatin is currently compiling the data for submission to the FDA. A Phase 2 efficacy trial in patients with ED is scheduled to begin in the third quarter of calendar year 2001. In addition, the Company expects to begin a “proof-of-concept” clinical study in female sexual dysfunction later this year.

Dr. Spana commented, “Our PT-141 development team has done an excellent job moving this product into clinical studies. We look forward to obtaining Phase 2 efficacy results later this year.”

MIDAS compounds for the treatment of obesity, inflammation and cancer
MIDAS (Metal Ion-induced Distinctive Array of Structures) is a proprietary technology platform that allows Palatin to routinely design and synthesize novel pharmaceuticals that mimic the activity of peptides but offer significant advantages to conventional protein or peptide-based drugs. Palatin has initiated a MIDAS program to discover and develop compounds that interact with the Melanocortin (MC) family of receptors. MC receptors regulate a diverse array of functions ranging from pigmentation, adrenocortical function, immune modulation, sexual arousal and energy maintenance. Based on this effort, Palatin has identified several MIDAS molecules that are now in preclinical development as potential treatments for obesity and inflammation. The Company has additionally identified molecules that interact with uPAR receptors, and one of these is now in preclinical development as a potential treatment for cancer. The Company expects to file an Investigational New Drug application for at least one of these preclinical compounds and initiate clinical testing within two years.

“Our MIDAS platform technology continues to progress well,” said Dr. Spana. “MIDAS has many potential utilities including drug development and genomics/proteomics research. It is already generating a growing portfolio of early-stage products, which includes three compounds now in preclinical testing.”

Palatin Technologies, Inc. is a development-stage biopharmaceutical technology company developing and commercializing pharmaceutical products for diagnostic imaging and therapy based on its proprietary monoclonal antibody radiolabeling and enabling peptide platform technologies. For further information visit the Palatin web site at www.palatin.com.

Statements about the Company’s future expectations, including development and regulatory plans, and all other statements in this document other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation

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Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Palatin’s actual results may differ materially from its historical results of operations and those discussed in the forward-looking statements for various reasons, including, but not limited to the Company’s ability to carry out its business plan, successful development and commercial acceptance of its products, ability to fund development of technology, the risk that products may not result from development activities, protection of its intellectual property, ability to establish and successfully complete clinical trials for product approval, need for regulatory approvals, dependence on it partners for development of certain projects, and other factors discussed in the Company’s periodic filings with the Securities and Exchange Commission. The Company is not responsible for events not updated after the date on this press release.

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PALATIN TECHNOLOGIES, INC.
(A Development Stage Enterprise)
Consolidated Statements of Operations
(unaudited)

                                                                                                              Inception
                                                                                                            (January 28,
                                                                                                                1986)
                                            Three Months Ended March 31,    Nine Months Ended March 31,        through
                                                 2001           2000            2001            2000       March 31, 2001
                                            -------------  -------------   -------------   -------------   --------------
REVENUES:
  Grants and contracts                      $    101,551   $  1,428,099    $  1,621,425    $  3,687,690    $  9,543,165
  License fees                                         -              -               -         500,000       1,734,296
  Other                                                -              -               -               -         318,917
                                            -------------  -------------   -------------   -------------   -------------
    Total revenues                               101,551      1,428,099       1,621,425       4,187,690      11,596,378
                                            -------------  -------------   -------------   -------------   -------------

OPERATING EXPENSES:
  Research and development                     2,423,701      2,105,623       7,128,819       6,929,905      39,876,107
  General and administrative                     589,535      1,236,742       2,139,584       3,542,426      21,491,858
  Net intangibles write down                           -              -               -               -         259,334
                                            -------------  -------------   -------------   -------------   -------------
       Total operating expenses                3,013,236      3,342,365       9,268,403      10,472,331      61,627,299
                                            -------------  -------------   -------------   -------------   -------------

OTHER INCOME (EXPENSES):
  Interest income                                264,710        107,537         631,197         293,926       1,985,187
  Interest expense                                  (558)        (1,161)         (4,187)        (27,022)     (1,955,036)
  Merger costs                                         -              -               -               -        (525,000)
                                            -------------  -------------   -------------   -------------   -------------
       Total other income (expenses)             264,152        106,376         627,010         266,904       (494,849)
                                            -------------  -------------   -------------   -------------   -------------

LOSS BEFORE INCOME TAXES                      (2,647,533)    (1,807,890)     (7,019,968)     (6,017,737)    (50,525,770)
  Income tax benefit                                   -              -         325,152               -         325,152
                                            -------------  -------------   -------------   -------------   -------------

NET LOSS                                      (2,647,533)    (1,807,890)     (6,694,816)     (6,017,737)    (50,200,618)
PREFERRED STOCK DIVIDEND                               -              -               -               -      (3,121,525)
                                            -------------  -------------   -------------   -------------   -------------

NET LOSS ATTRIBUTABLE TO COMMON
  STOCKHOLDERS                              $ (2,647,533)  $ (1,807,890)   $ (6,694,816)   $ (6,017,737)   $(53,322,143)
                                            =============  =============   =============   =============   =============

Basic and diluted net loss per common share $      (0.24)  $      (0.24)   $      (0.68)   $      (0.82)   $     (24.74)
                                            =============  =============   =============   =============   =============

Weighted average number of common shares
  outstanding used in computing basic and
  diluted net loss per common share           11,000,017      7,461,321       9,794,356       7,301,911       2,155,472
                                            =============  =============   =============   =============   =============